Exhibit 2

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

CAMCO FINANCIAL CORPORATION

and

HUNTINGTON BANCSHARES INCORPORATED

Dated as of October 9, 2013

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-ii-

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INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.8(g)(ii)
Acquisition Transaction	6.8(g)(iii)
Agreement	Preamble
Articles of Merger	1.2
Bank Merger	6.15
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Shares	1.4(c)
Capitalization Date Outstanding Share Count	3.2(a)
Cash Consideration	1.4(b)(i)
Cash Election	1.4(b)(i)
Cash Election Shares	1.4(b)(i)
Certificate	1.4(c)
Certificate of Merger	1.2
Change in the Company Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.26
Company	Preamble
Company 401(k) Plan	6.5(c)
Company Bank	3.4
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(a)
Company Disclosure Schedule	9.12
Company Preferred Stock	3.2(a)
Company Recommendation	6.3
Company SEC Reports	3.5(b)
Company Shareholder Approval	6.3
Company Stock Option	1.5(a)
Company Stock Plans	1.5(b)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(o)(i)
Covered Employees	6.5(a)
Delaware Secretary	1.2
Derivative Contract	3.25
DGCL	1.1
Dissenting Shareholder	2.3(p)
Dissenting Shares	2.3(p)

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Index of Defined Terms
(Continued)

Section
DPC Common Shares	1.4(a)
Effective Time	1.2
Election	2.3(a)
Election Deadline	2.3(d)
Employees	5.2(h)
Environmental Laws	3.18
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(o)(ii)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)(ii)
FDIC	3.1(c)
Federal Reserve	3.4
Form of Election	2.3(b)
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Holder	2.3
HSR Act	3.4
Indemnified Parties	6.6(a)
Intellectual Property	3.21(e)(i)
IRS	3.11(b)
IT Assets	3.21(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(h)
Licensed Intellectual Property	3.21(e)(iii)
Liens	3.2(c)
Loans	3.27(a)
Material Adverse Effect	3.8
Material Contract	3.17(a)
Merger	Recitals
Merger Consideration	1.4(b)
MGCL	1.1
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	2.3(m)
Non-Election Shares	1.4(b)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.8(d)(2)
OCC	3.4
Owned Intellectual Property	3.21(e)(iv)

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Index of Defined Terms
(Continued)

Section
Owned Properties	3.22
Permitted Encumbrances	3.22
Person	3.17(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser 401(k) Plan	6.5(c)
Purchaser Bank	4.4
Purchaser Capitalization Date	4.2
Purchaser Closing Price	2.3(m)
Purchaser Common Stock	1.4(b)(ii)
Purchaser Disclosure Schedule	9.12
Purchaser SEC Reports	4.5(b)
Purchaser Stock Plans	4.2
Qualified Plans	3.11(e)
Real Property	3.22
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.16(b)
Regulatory Approvals	3.4
Representative	6.8(a)
Requisite Regulatory Approvals	7.1(e)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)
Shareholders’ Meeting	6.3
Shortfall Number	1.4(e)(ii)(2)
SRO	3.4
Stock Conversion Number	1.4(e)(i)
Stock Election	1.4(b)(ii)
Stock Election Number	1.4(e)(ii)(1)
Stock Election Shares	1.4(b)(ii)
Stock Proportion Number	1.4(e)(i)
Subsidiary	3.1(c)
Superior Proposal	6.8(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.19
Tax Return	3.19
Termination Fee	8.3(b)
Trade Secrets	3.21(e)(ii)
Trademarks	3.21(e)(i)
Trust Account Common Shares	1.4(a)
Voting Debt	3.2(a)
Warrant	1.7
Warrant Agreement	1.7

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AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2013 (this “Agreement”), by and between Huntington Bancshares Incorporated, a Maryland corporation (“Purchaser”), and Camco Financial Corporation, a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Purchaser (the “Merger”), with Purchaser as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the Maryland General Corporation Law (the “MGCL”), at the Effective Time Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Purchaser may at any time change the method of effecting the combination, including by providing for the merger of Company and a wholly owned subsidiary of Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining Company Shareholder Approval.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser shall cause to be filed (i) articles of merger (the “Articles of Merger”) as provided in Section 3-109 of the MGCL with the Maryland State Department of Assessments and Taxation, and (ii) a certificate of merger as provided in Section 252 of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective as of the date and time specified in the Articles of Merger and the Certificate of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and DGCL.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

(a) All shares of common stock, par value $1.00 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned directly by Company or Purchaser (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Purchaser in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b) Subject to Section 1.4(d) and (e), each share of Company Common Stock, except for shares of Company Common Stock owned directly by Company or Purchaser (other than Trust Account Common Shares or DPC Common Shares) and for Dissenting Shares, shall be converted, at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive (the “Merger Consideration” ) the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), $6.00 in cash (the “Cash Consideration”) (such shares collectively, “Cash Election Shares”); or

(ii) for each share of Company Common Stock with respect to which an election to receive Purchaser Common stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), 0.7264 (the “Exchange Ratio”) shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of Purchaser (“Purchaser Common Stock”) (such shares collectively, “Stock Election Shares”); or

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Purchaser such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.4(e).

(c) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(m), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(e)

(i) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be converted into Stock Consideration pursuant to Section 1.4(b) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Proportion Number”). All of the other shares of Company Common Stock (except for shares of Company Common Stock owned directly by Company or Purchaser (other than Trust Account Common Shares and DPC Common Shares) and for Dissenting Shares) shall be converted into Cash Consideration.

(ii) Within five business days after the Closing Date, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)	If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)	If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(iii) Notwithstanding anything to the contrary contained herein, in the event that the Stock Election Number is less than the Stock Conversion Number, then Purchaser may elect by making public notice within three business days after the Closing Date to reduce the Stock Proportion Number to an amount (but not below 0.60) that would result in no Shortfall Number, provided that such reduction would not, and would not reasonably be expected, as determined by each of Vorys, Sater, Seymour and Pease LLP and Wachtell, Lipton, Rosen & Katz, to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

1.5	Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock granted under the Company’s Stock Plans (each, a “Company Stock Option”) will cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Purchaser Common Stock, and Purchaser will assume each Company Stock Option subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of Purchaser Common Stock purchasable upon exercise of each Company Stock Option will equal the product of (x) the number of shares of Company Common Stock that were purchasable under the Company Stock Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down to the nearest whole share; and

(ii) the per share exercise price for each Company Stock Option will equal the quotient of (x) the per share exercise price of the Company Stock Option in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded up to the nearest cent.

(b) Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, including any vesting requirements. As used in this Agreement, the term “Company Stock Plans” means the Company 2013 Equity Plan, Company 2010 Equity Plan, 2002 Equity Incentive Plan and Westwood Homestead Financial 1997 Stock Option Plan.

(c) Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take any other action necessary to effectuate the provisions of this Section 1.5.

1.6 [RESERVED].

1.7 Warrants. At the Effective Time, each warrant issued by Company (each, a “Warrant”) pursuant to the Warrant Agreement, dated November 2, 2012, between Company and Registrar and Transfer Company (the “Warrant Agreement”) shall, by virtue of the Merger and in accordance with the terms of such Warrant, and without any action on the part of the holders thereof, cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to receive the Merger Consideration that the holder of such Warrant would have been entitled to receive upon consummation of the Merger if such Warrant had been exercised immediately prior to the Effective Time, such that, upon the payment of the warrant price as in effect immediately prior to the Merger, each Warrant will entitle the holder thereof to receive a number of shares of Huntington Common Stock equal to the Exchange Ratio in lieu of entitling the holder of each Warrant to receive one share of Company Common Stock (with cash in lieu of fractional shares of Huntington Common Stock, calculated in the manner provided in Section 2.3(m)). At the Effective Time, Purchaser will assume the Warrant Agreement on its terms.

1.8 Articles of Incorporation and Bylaws of the Surviving Company. The charter and bylaws of the Surviving Company shall be the charter and bylaws of Purchaser as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.9 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.10 Effect on Purchaser Common Stock. Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Purchaser shall appoint a bank or trust company selected by Purchaser and reasonably acceptable to Company, or Purchaser’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser shall (a) authorize the Exchange Agent to deliver an aggregate number of shares of Purchaser Common Stock equal to the aggregate Merger Consideration payable in shares of Purchaser Common Stock and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(m) (the “Exchange Fund”).

2.3 Election and Exchange Procedures.

Each holder of record of shares of Company Common Stock (other than shares of Company Common Stock owned directly by Company or Purchaser (other than Trust Account Common Shares or DPC Common Shares) and for Dissenting Shares) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (x) the number of whole shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Purchaser shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company’s stockholders entitled to vote at the Shareholder Meeting so as to permit the Company’s stockholders to exercise their right to make an Election prior to the Election Deadline.

(c) Purchaser shall make the Form of Election initially available at the time that the Proxy Statement is made available to the stockholders of the Company, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Company Common Stock or evidence of shares in Book Entry to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of the Company Stockholder Meeting. The Company and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any Company stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates of the shares of Company Common Stock or evidence of shares in Book Entry, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Company that this Agreement has been terminated in accordance with Article VII.

(g) Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of certificates representing shares of Purchaser Common Stock or evidence of book entry shares into which shares of Company Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Purchaser Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Purchaser Common Stock.

(h) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s certificates of the shares of Company Common Stock or evidence of shares in Book Entry (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(i) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(j) No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(k) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional shares of Purchaser Common Stock) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(l) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(m) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Stock based on information reported by the Nasdaq Global Select Market (the “Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five (5) trading days immediately preceding the Effective Time (the “Purchaser Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(n) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time may be paid to Purchaser. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(o) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such Person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

(p) Each issued and outstanding share of Company Common Stock the holder of which has perfected his, her or its right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Company shall give Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive, without interest, the Stock Election Consideration or the Cash Election Consideration, or a combination thereof, as determined by Purchaser in its sole discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

(b) True, complete and correct copies of the Certificate of Incorporation of Company, as amended (the “Company Certificate”), and the Bylaws of Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have been publicly filed by Company and made available to Purchaser prior to the date hereof.

(c) Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. The Company has also Previously Disclosed a list of all Persons with respect to which Company or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, which list shall set forth the amount and form of ownership of the Company or its applicable Subsidiary in each such Affiliate.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 29,900,000 shares of Company Common Stock, of which, as of September 30, 2013 (the “Company Capitalization Date”), 13,603,438 shares were issued and outstanding (the “Capitalization Date Outstanding Share Count”), and 100,000 shares of Company preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which no shares are issued or outstanding. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 2,601,468 shares of Company Common Stock reserved for issuance pursuant to the Warrant Agreement, (ii) 564,783 shares of Company Common Stock were reserved for issuance in connection with outstanding Company Stock Options, and (iii) 1,192,906 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company Stock Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Company are issued or outstanding. As of the date hereof, except under the Company Stock Plans and Warrant Agreement, in each case in the amounts set forth above, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company (“Equity Rights”). As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) other than the Company Stock Plans, pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Section 3.2(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options outstanding as of the Company Capitalization Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the exercise price for each such award, (vi) the expiration date of each such Company Stock Option, (vii) whether any Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the Company Stock Plan under which each such award was granted. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Common Stock, Company Preferred Stock, Voting Debt, other equity securities of Company or Equity Rights. There have not been any adjustments to the Warrant Price (as defined in the Warrant Agreement) or the number of shares of Company Common Stock purchasable upon exercise of any Warrant, pursuant to Section 4 of the Warrant Agreement, and nor have there been any amendments to or waivers of the terms of the Warrant Agreement since it became effective on November 2, 2012.

(b) Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date and that are set forth in Section 3.2(a) of the Company Disclosure Schedule, no other equity-based awards are outstanding. Since the Company Capitalization Date through the date hereof, Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company or Equity Rights or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Company has not issued any Company Stock Options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each grant of a Company Stock Option or Company Restricted Stock Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of The NASDAQ Stock Market and any other exchange on which Company securities are traded and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. Since December 31, 2012, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Benefit Plan.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by a unanimous vote thereof. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), The NASDAQ Stock Market, state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Shareholders’ Meeting (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Certificate of Merger with the Delaware Secretary, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger, the consummation by Advantage Bank, an Ohio bank regulated by the State of Ohio Department of Commerce, Division of Financial Institutions (“Company Bank”), of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5 Reports.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with (i) the Federal Reserve, (ii) the FDIC, (iii) the State of Ohio Department of Commerce, Division of Financial Institutions, (iv) any state banking or other state regulatory authority, (v) the SEC, (vi) any foreign regulatory authority and (vii) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2008, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and the Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008, including any and all amendments thereto filed prior to the date hereof (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Company SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2013 or (iii) in connection with this Agreement and the transactions contemplated hereby.

3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Boenning & Scattergood, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

3.8 Absence of Changes. Since June 30, 2013, (i) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (ii) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (iii) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received since December 31, 2008, written notice of, any material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and such transactions any applicable provisions of any takeover Laws of any jurisdiction, including Section 203 of the DGCL and any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under Law or the Company Certificate (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11 Company Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates or for which the Company or any Subsidiary could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) The Company has delivered or made available to Purchaser true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) December 31, 2008, been in documentary and operational compliance with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked (nor has revocation been threatened), and neither Company nor any of its Subsidiaries has any knowledge of any existing circumstances or events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m) Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(n) No deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o) Definitions.

(i) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Company has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

3.14 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15 Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by the Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.16 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to the Company or any of its Subsidiaries.

(b) Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received by Company or any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2009, a recipient of any supervisory letter from, or since December 31, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.17 Material Contracts.

(a) Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any Contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any Contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of the Company or its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any Contract not terminable by Company, without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual Contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any Contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which obligates Company or any of its affiliates (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any Contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any Contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any Contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any Contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any Contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any Contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any Contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, or (b) to the Knowledge of Company, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally, or (xiv) any Contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such Contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b) Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.18 Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries, and to the Knowledge of Company, (i) Company and its Subsidiaries have complied with all applicable Laws relating to: (a) the protection or restoration of the environment, health, safety or natural resources; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (ii) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation; (iii) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (iv) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law; and (v) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law.

3.19 Taxes. Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined below) that are required to have been paid or that Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company or its Subsidiaries. None of the material Tax Returns or material matters, in each case pertaining to Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Taxing authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. No material deficiencies have been asserted or assessments made against Company or any of its Subsidiaries that has not been paid or resolved in full. No claim has been made against Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or such Subsidiary is or may be subject to taxation by that jurisdiction. No liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither Company nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Neither Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Company was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other Person with respect to Taxes (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b). None of Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

3.20 Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21 Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries:

(a) Each of Company and its Subsidiaries, to the best of its Knowledge (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Knowledge of Company, the Owned Intellectual Property is subsisting, valid and enforceable. To the Knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To the best of its Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To Company’s Knowledge, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, diluted, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d) Company’s and each of its Subsidiaries’ respective IT Assets operate and perform as required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

3.22 Properties. Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the latest audited financial statements or latest interim financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Real Property.

3.23 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.24 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. Company has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 3.24(b) of the Company Disclosure Schedule: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since December 31, 2008, (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.25 Derivatives. Except as has not had and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, neither Company nor its Subsidiaries, nor to Company’s Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of it and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

3.26 Labor. (i) Neither Company nor any of its Subsidiaries is or since December 31, 2008, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (iii) to the Knowledge of Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (iv) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (v) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Knowledge of Company, threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (vi) to the Knowledge of the Company, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity and (vii) Company and its Subsidiaries have complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.27 Loans; Loan Matters.

(a) As of August 31, 2013, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the knowledge of Company, the unpaid principal balance of which exceeds $50,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.27(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Company or any of its Subsidiaries that as of August 31, 2013, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of August 31, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of August 31, 2013, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Company as follows:

4.1 Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act.

4.2 Capitalization. The authorized capital stock of Purchaser consists of 1,500,000,000 shares of Purchaser Common Stock, of which, as of September 30, 2013, (the “Purchaser Capitalization Date”), 830,144,646 were issued and outstanding, and 6,617,808 shares of preferred stock, par value $0.01 per share, of which, as of the Purchaser Capitalization Date, 362,507 shares, designated as Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, and 1,420,000 shares, designated as Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, were issued and outstanding. As of the Purchaser Capitalization Date, 51,000,000 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement, the Purchaser Stock Plans and the Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or other equity securities of Purchaser. The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Board of Directors of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms or provisions of this Agreement, will (i) violate any provision of the restated certificate of incorporation or bylaws of Purchaser, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Certificate of Merger with the Delaware Secretary, (iv) any notices or filings under the HSR Act, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger, by The Huntington National Bank, a wholly owned Subsidiary of Purchaser and a national banking association duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C § 1 et seq. (“Purchaser Bank”) of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5 Reports.

(a) Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2008, including any report or statement required to be filed pursuant to any applicable Law, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since December 31, 2008 and prior to the date of this Agreement (the “Purchaser SEC Reports”) is publicly available. No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Purchaser SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2013 or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Sandler O’Neill + Partners, L.P.

4.8 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2008 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9 Legal Proceedings. (a) Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, material legal, administrative, arbitral or other material suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries.

(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

4.10 Absence of Changes. Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11 Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.12 Purchaser Information. The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.13 Reorganization. Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, during the period from the date of this Agreement to the Effective Time, (i) Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (ii) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company Stock Options, restricted units, stock appreciation rights, restricted stock, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of the Company Common Stock under any of the Company Benefit Plans or Company Stock Plans or otherwise, except in the case of clause (i) only, for issuances of Company Common Stock with respect the exercise of Company Stock Options outstanding as of the Company Capitalization Date in accordance with their existing terms and with respect to the exercise of any Warrants outstanding as of the Company Capitalization Date in accordance with the existing terms of the Warrant Agreement.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business consistent with past practice to satisfy obligations under the Company Benefit Plans).

(c) Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice or (ii) any contract or other binding obligation of the sort specified in Section 3.17(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv).

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f) Amend the Company Certificate or the Company Bylaws, or similar governing documents of any of its Significant Subsidiaries.

(g) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(h) Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 1.5% in the aggregate or 3% for any individual to Employees (in each case, on an annualized basis), (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vii) hire or terminate without cause the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (base salary, target cash incentive and target equity) of $125,000 or more.

(i) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(k) Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(l) Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency.

(m) Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually (or $50,000 in the aggregate for all such actions, suits, claims) and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(n) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(o) Make or incur any capital expenditure of in excess of $50,000 individually or $150,000 in the aggregate.

(p) Issue any communication of a general nature to its employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby.

(q) Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(r) Except (i) for Loans or legally binding commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $750,000, (ii) with respect to amendments or modifications that have previously been approved by the Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by the Company with total credit exposure in excess of $750,000 or (iii) with respect to any such actions that have previously been approved by the Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company, in each case in excess of $750,000.

(s) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) Amend the Purchaser Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock.

(b) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(c) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Purchaser and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a material adverse effect (measured on a scale relative to Company) on Purchaser or Company.

(c) Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(e) Prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of any Company Stock Options assumed by Purchaser. Purchaser shall prepare and file with the SEC and cause to become effective on or promptly following the Closing Date a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Purchaser Common Stock issuable upon exercise of Company Stock Options, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Company Stock Options remain outstanding.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.27. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the parties as of August 5, 2013 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approval. The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its shareholders (“Shareholders’ Meeting”), as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.8, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use its best efforts to obtain from its shareholders the requisite affirmative vote approving this Agreement (the “Company Shareholder Approval”). Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.8. In addition to the foregoing, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.8, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

6.4 Nasdaq Listing; Reservation of Purchaser Common Stock.

(a) Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b) Purchaser agrees at all times from the date of this Agreement to reserve a sufficient number of shares of Purchaser Common Stock to fulfill its obligations under this Agreement, including payment of the Merger Consideration and issuance of Purchaser Common Stock under Warrants, and Company Stock Plans.

6.5 Employee Matters.

(a) For the six-month period following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) during the period in which any such Covered Employee is employed by Purchaser or its Subsidiaries following the Closing Date that provide employee benefits that, in the aggregate, are not materially less favorable to the employee benefits that are generally made available by Company to the Covered Employees as of immediately prior to the Closing Date.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or any of its Subsidiaries (other than Company or its Subsidiaries), Purchaser shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and, except with respect to any pension plan or retiree welfare plan, benefit accrual or levels of pay credits under such employee benefit plan of Purchaser or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (ii) apply for purposes of any plan, program or arrangement (x) if employees of Purchaser and its Subsidiaries would not have received credit for that service if it had been performed for Purchaser or its Subsidiaries or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Purchaser or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Purchaser shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its Subsidiaries.

(c) To the extent requested by Purchaser in writing prior to the Effective Time, effective as of immediately prior to, and contingent upon, the Closing Date, Company shall adopt such resolutions and/or amendments to terminate Company’s tax-qualified savings plans or any 401(k) plan of any of its Subsidiaries (collectively, “Company 401(k) Plan”). Company shall provide Purchaser with a copy of the resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms. If the Company 401(k) Plan is terminated pursuant to the preceding sentence (i) following the Closing Date and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and (ii) Purchaser shall take any necessary action, including amendments to the a tax-qualified defined contribution retirement plan sponsored by Purchaser (the “Purchaser 401(k) Plan”) to permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) to the Purchaser 401(k) Plan, in the form of cash, shares of Purchaser Common Stock, notes (in the case of loans) or a combination thereof, in an amount equal to the eligible rollover distribution portion distributed to such Company Employee from the Company 401(k) Plan.

(d) Without limiting the generality of Section 9.10 the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with the Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment or other agreement with any Employee.

(e) At and after the Effective Time, Covered Employees (other than those who are party to an individual agreement or arrangement that provides for severance, salary continuation or termination pay or benefits) will participate in the Purchaser’s severance plan as in effect from time to time in accordance with the terms and conditions thereof. For the avoidance of doubt, for the purposes of determining the level of benefits pursuant to the Purchaser severance plan, each Covered Employee shall be credited for service with Company as provided in Section 6.5(b) above.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the full extent provided under the Company Certificate and Company Bylaws (including advancement of expenses as incurred to the extent permitted under applicable Law), each present and former director and officer of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date hereof by the Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Purchaser, in consultation with Company, prior to the Effective Time and in lieu of the foregoing, Purchaser or Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually prejudiced as a consequence.

6.7 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8 No Solicitation.

(a) Except as set forth in Section 6.8(b), none of the Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.8(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.8(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.8 by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders Meeting that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.8(a)(ii) above to the extent that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto) on a current basis. Company agrees that it shall simultaneously provide to Purchaser any public information concerning Company that may be provided (pursuant to Section 6.8(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with Sections 6.3 and 6.8, and (y) the Board of Directors of Company has determined in good faith, after consultation with outside counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(1) Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(2) Company shall have provided prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(3) during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(4) the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.8(d) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. In the event the Board of Directors of Company does not make the determination referred to in clause (4) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e) Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representative is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Company or its Board of Directors from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Company shareholders if Company’s Board of Directors (after consultation with outside counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(g) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable from a financial point of view to Company’s shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and Boenning & Scattergood, Inc. or another nationally recognized investment banking firm and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” and “85%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”; and

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 15% or more of the consolidated assets of Company as reflected on Company’s consolidated statement of condition prepared in accordance with GAAP; and

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (iii) any liquidation or dissolution of Company or any of its Subsidiaries.

6.9 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.10 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.11 Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.12 Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.13 TRUPS Redemption. Company shall take all reasonable action necessary, appropriate and permissible to assist Purchaser in redeeming, after the Effective Time, all outstanding junior subordinated debt securities issued to Camco Statutory Trust I, and the concurrent redemption of all preferred capital securities issued by each such trust, in each case in accordance with the terms thereof and the indentures related thereto and subject, as applicable, to the approval or non-objection of the Federal Reserve.

6.14 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the employees, officers and representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.15 Bank Merger. Company shall take all actions reasonably requested by Purchaser to cause the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), with Purchaser Bank as the surviving institution, immediately following the Merger, including by executing and delivering a bank merger agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of Company Bank with respect to the Bank Merger reasonably deemed necessary or appropriate by Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the shareholders of Company entitled to vote thereon.

(b) Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve, the OCC and, if applicable, under the HSR Act, and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(iii) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Tax Opinion. Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or Surviving Company that would have a material adverse effect on Purchaser, Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Tax Opinion. Company shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b) by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of the Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(c) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Purchaser, if (i) at any time prior to the Effective Time, the Board of Directors of Company has (A) failed to recommend to the shareholders of Company that they give the Company Shareholder Approval; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.8 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by Purchaser or Company, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held Shareholders’ Meeting (including any adjournment or postponement thereof).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, if:

(i)(A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a volitional breach by Company), or either Company or Purchaser terminates this Agreement pursuant to Section 8.1(f), and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholder an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction (including any letter of intent, but not including any confidentiality agreement required by Section 6.8(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the 15% and 85% amounts in the definition of Acquisition Transaction and Acquisition Proposal to 50%); or

(ii) Purchaser shall terminate this Agreement pursuant to Section 8.1(e);

then Company shall pay to Purchaser an amount equal to $3.25 million (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, on a date to be specified by the parties, which date shall be the first Friday following the tenth (10th) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Attention: James E. Huston

Facsimile: (740) 435-2021

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Attention: Michael D. Martz

Facsimile: (614) 719-4841

(b)	if to Purchaser, to:

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Attention: Richard A. Cheap, Esq.

Facsimile: (614) 480-5485

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Nicholas G. Demmo

Facsimile: (212) 403-2000

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” means the actual knowledge of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware (which the parties expressly agree shall exclusively be the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12 Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Scott Brewer
	Name:	Scott Brewer
	Title:	Executive Vice President

CAMCO FINANCIAL CORPORATION

By:	/s/ James Huston
	Name:	James Huston
	Title:	CEO